Exhibit 99.1

BLOCKBUSTER REPORTS SECOND QUARTER 2005 RESULTS

Rental Revenues, Excluding Extended Viewing Fees, Up 9% Year Over Year

BLOCKBUSTER OnlineTM Exceeds One Million Subscribers

DALLAS, Aug. 9, 2005 — Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of in-home movie and game entertainment, today reported financial results for the second quarter ended June 30, 2005. Total revenues decreased 1.6% to $1.40 billion for the second quarter of 2005 from $1.42 billion for the second quarter of 2004.

Net loss for the second quarter of 2005 totaled $57.2 million, or $0.31 per share, compared with net income of $48.6 million, or $0.27 per diluted share, for the second quarter of 2004. Adjusted net loss for the second quarter of 2005 totaled $40.2 million, or $0.22 per share, excluding non-cash charges related to share-based compensation and impairment of certain long-lived assets and non-recurring costs incurred for employee severance. The impact of these non-cash charges and non-recurring items for the second quarter of 2005 is reflected on page 5 of the financial tables.

“Our second quarter results reflect both the success of our new initiatives as well as the impact of the declining store-based video rental industry,” said John Antioco, Blockbuster chairman and CEO. “Our ‘No Late Fees’ program is working, and our online business continues to perform extremely well. These two initiatives helped increase our total rental revenues 9% quarter over quarter, excluding extended viewing fee revenues. Although we invested heavily to achieve our revenue results, which combined with industry trends impacted our bottom line, we believe we are affecting a permanent improvement in our business that will enable us to address the decline in our core rental business, develop new revenue streams and drive future growth.”

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Blockbuster Inc. Second Quarter 2005 Earnings Release

Business Update

Since the beginning of the year, Blockbuster has focused on delivering a plan that drives growth in both active members in stores and subscribers for BLOCKBUSTER Online. The investment in these two initiatives was designed to better position the Company to grow future revenues and profits even with a declining in-store rental industry. Even though the in-store rental industry declined in the second quarter, with the month of June down substantially more than anticipated, Blockbuster is experiencing certain favorable trends from the investments in its business.

The elimination of extended viewing fees under the “No Late Fees” program negatively impacted rental revenues by almost $140 million in the second quarter of 2005, but was largely offset by the following:

•	Base rental revenues, which consist of online and in-store rentals and exclude the impact of extended viewing fees, increased 9% year over year. Extended viewing fees accounted for approximately 15% of the Company’s rental revenues during the second quarter of 2004.

•	Rental transactions for the second quarter increased by 10.4% over the same period last year.

•	Active member trends in company-operated domestic stores continued to show improvement for both the quarter and first six months of the year. Additionally, the active member trends in company-operated domestic stores are significantly better than those in domestic franchise stores that have not eliminated extended viewing fees.

BLOCKBUSTER Online continues to perform extremely well:

•	Since its launch in August 2004, BLOCKBUSTER Online has built a subscriber base of more than one million members while improving on key business metrics.

•	During the first half of 2005, BLOCKBUSTER Online added approximately the same number of net subscribers as its largest competitor.

•	The Company believes BLOCKBUSTER Online remains on track to meet its goal of two million subscribers by the end of the first quarter of 2006.

•	During the second quarter of 2005, the Company began fulfilling some BLOCKBUSTER Online orders from BLOCKBUSTER® stores. The Company now has over 200 company-operated and franchise store locations fulfilling online orders, with plans to expand this fulfillment process through the remainder of 2005. The Company believes this integrated approach, which melds online and in-store capabilities, will allow BLOCKBUSTER Online to get movies to customers faster while using existing in-store labor, product and real estate resources to reduce overall costs.

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Blockbuster Inc. Second Quarter 2005 Earnings Release

Second Quarter Operating Results

For the second quarter of 2005, total revenues decreased 1.6% to $1.40 billion from $1.42 billion for the second quarter of 2004, primarily as a result of a decrease in extended viewing fees, which was largely offset by growth in base rental revenues and retail sales of games. The worldwide in-store home video rental industry was negatively impacted during the second quarter of 2005 by a substantially weaker home video release schedule and other negative industry trends. These negative trends include increased competition for consumers’ leisure time from other forms of entertainment, competition from online rentals and retail mass merchants and competition from piracy in certain international markets. While these factors had an overall negative impact on Blockbuster’s rental revenues, a large portion of this decrease was offset by an increase in base rental revenues due to the popularity of in-store and online subscription programs and the increased frequency of store visits by the Company’s active members during the second quarter of 2005. Total worldwide same-store revenues decreased 4.7% from the same period in the prior year, as a result of a decline in worldwide same-store rental revenues, which was partially offset by growth in worldwide same-store retail revenues driven by strong growth in game sales.

Total rental revenues, which represented 73.0% of total revenues for the second quarter of 2005, decreased 5.2% to $1.02 billion from $1.08 billion for the same period last year, primarily as a result of the $138.1 million decrease in extended viewing fee revenues from the second quarter of 2004 to the second quarter of 2005, caused by the launch of the “No Late Fees” program in the United States and Canada. The decrease in extended viewing fee revenues, coupled with the weak home video industry, caused a 6.6% decrease in worldwide same-store rental revenues for the second quarter of 2005 from the second quarter of 2004. However, these trends were largely offset by growth in base rental revenues from the Company’s strategic initiatives implemented in 2004 and 2005, including growth in the popularity of the in-store rental pass and BLOCKBUSTER Online, an increase in frequency of visits by active members during the quarter.

Total retail revenues, which represented 25.8% of total revenues for the second quarter of 2005, increased 11.5% to $360.4 million from $323.2 million for the second quarter of 2004 primarily as a result of additional company-operated stores, including freestanding game stores, and an increase in worldwide same-store retail revenues. Worldwide same-store retail revenues for the second quarter of

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Blockbuster Inc. Second Quarter 2005 Earnings Release

2005 increased 1.8% as a result of growth in sales of new and traded games, which was partially offset by decreased movie sales.

For the second quarter of 2005, gross profit decreased 11.5% to $770.8 million from $871.4 million for the second quarter of 2004. Rental gross profit for the second quarter of 2005 decreased 13.0% to $677.1 million from $778.5 million for the second quarter of 2004. Rental gross margin for the second quarter of 2005 decreased 600 basis points to 66.4% compared with 72.4% for the second quarter of 2004 primarily due to (i) lower gross margin results from BLOCKBUSTER Online caused by the increased product purchases necessary to grow the business and the inclusion of shipping costs from the online business in cost of rental revenues and (ii) the combination of decreasing revenues per transaction and increasing product purchases, each of which resulted from the launch of BLOCKBUSTER Movie Pass® and the “No Late Fees” program.

Retail gross profit for the second quarter of 2005 increased 7.1% to $75.9 million from $70.9 million for the second quarter of 2004 as a result of growth in retail revenues. Retail gross margin of 21.1% in the second quarter of 2005 remained relatively flat as compared with 21.9% for the second quarter of 2004. Total gross margin for the second quarter of 2005 was 55.1% compared with 61.3% for the second quarter of 2004, primarily as a result of the decrease in rental gross margin as discussed above and growth in retail revenues as a percentage of total revenues.

Selling, general and administrative (“SG&A”) expenses (advertising and general and administrative expenses) increased 4.3% to $761.1 million for the second quarter of 2005 from $729.8 million for the second quarter of 2004 largely as a result of (i) additional operating expenses associated with the growth of BLOCKBUSTER Online, which was launched in August of 2004, (ii) increased compensation expenses, including share-based compensation expense of $11.4 million and $7.2 million of employee severance costs, and (iii) the addition of company-operated stores. The increase in SG&A expenses was partially offset by an aggressive cost management strategy which included a reduction in work force and other measures targeted at reducing the Company’s operating expenses by approximately $70.0 million in 2005. For the second quarter of 2005, advertising expenses increased to $55.8 million, or 4.0% of total revenues, from $44.4 million, or 3.1% of total revenues, for the second quarter of 2004 primarily as a result of spending for BLOCKBUSTER Online and the LIFE AFTER LATE FEESTM campaign. The increase was partially offset by reductions in other advertising expenses such

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Blockbuster Inc. Second Quarter 2005 Earnings Release

as direct mail, print media and in-store signage. As a percentage of total revenues, SG&A expenses increased to 54.4% for the second quarter of 2005 from 51.4% for the same period last year.

Operating expenses (SG&A, impairment of goodwill and other long-lived assets, depreciation and amortization of intangibles) totaled $829.3 million for the second quarter of 2005 compared with $792.1 million for the second quarter of 2004 principally reflecting changes in SG&A described above and non-cash charges of $9.2 million to impair long-lived assets in certain international markets.

Operating loss totaled $58.5 million for the second quarter of 2005 compared with operating income of $79.3 million for the second quarter of 2004. Excluding non-cash charges related to share-based compensation expense and impairment of certain long-lived assets and non-recurring costs incurred for employee severance as shown on page 5 of the financial tables, adjusted operating loss totaled $30.7 million for the second quarter of 2005 as compared with operating income of $79.3 million for the second quarter of 2004.

During the second quarter of 2005, the Company experienced a favorable impact from foreign exchange rates that resulted in increased revenues and operating expenses, but had a minimal impact on operating results.

Net cash flow provided by operating activities decreased to $164.7 million for the second quarter of 2005 from $268.8 million for the second quarter of 2004.

Free cash flow (net cash flow provided by operating activities less rental library purchases and capital expenditures) was negative $118.7 million for the second quarter of 2005 compared with positive $23.0 million for the same period last year.

On August 8, the Company amended its credit facility to provide for a waiver of certain financial covenants for the second and third quarters of 2005 and amended certain other aspects of the credit agreement. The Company will have full access to the revolving credit facility during the waiver period, subject to terms of the amendment. Without the waiver, the Company would have been in default of the leverage ratio covenant for the second quarter of 2005.

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Blockbuster Inc. Second Quarter 2005 Earnings Release

2005 Outlook

The Company previously forecasted adjusted operating income for the full-year 2005 to be flat with adjusted operating income for full-year 2004 before the initial marketing and implementation costs of approximately $50 million associated with the launch of Blockbuster’s “No Late Fees” program and approximately $40 million in share-based compensation expense. As a result of the uncertainty and continued decline in the rental industry, the Company is no longer on track to achieve this guidance and is unable to forecast 2005 results with reasonable certainty. Accordingly, Blockbuster is withdrawing its previous 2005 guidance. However, the Company will continue to provide certain qualitative updates on trends in the business.

Blockbuster believes that the continuation of overall industry weakness will adversely impact the Company’s performance during the third quarter of 2005. Results of operations are expected to improve in the fourth quarter of 2005, supported by a more favorable release schedule, significantly lower operating costs, including lower operating income impact year over year from BLOCKBUSTER Online, and growth in active members.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment, with more than 9,100 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

This release includes forward-looking statements related to Blockbuster’s operations and business outlook and related financial and operational strategies and goals. Specific forward-looking statements include, without limitation, statements relating to (i) Blockbuster’s overall strategies and its related initiatives and investments; (ii) Blockbuster’s expectations with respect to the expected competitive and financial impact of these initiatives, in particular its “No Late Fees” program and online and in-store subscription initiatives, as well as the expected impact of these initiatives on shareholder value; (iii) Blockbuster’s beliefs with respect to its ability to achieve its online subscriber goals; (iv) Blockbuster’s integration of its online subscription service with its in-store capabilities; (v) Blockbuster’s projected results of operations and the factors behind such expectations; and (vi) Blockbuster’s trends and expected results for the future. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: (i) consumer appeal of Blockbuster’s existing and planned product and service offerings, in particular its “No Late Fees” program and its online and in-store subscription initiatives, and the related impact of competitor pricing and product and service offerings, and overall industry performance; (ii) Blockbuster’s ability to respond to changing consumer preferences and to effectively adjust its offerings if and as necessary; (iii) Blockbuster’s ability to effectively and timely prioritize and implement its initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure to support its initiatives; (iv) the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives and its corresponding ability to effectively control operating expenses; (v) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (vi) the variability in consumer appeal of the movie titles and games software released for rental and sale; (vii) Blockbuster’s ability to comply with operating and financial restrictions and covenants in its debt agreements; (viii) Blockbuster’s ability to obtain favorable terms from suppliers, including on such matters as copy depth and uses of product; (ix) the application and impact of future accounting policies or

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Blockbuster Inc. Second Quarter 2005 Earnings Release

interpretations of existing accounting policies; (x) the effect of game platform cycles; (xi) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (xii) other factors, as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2004 and under “Disclosure Regarding Forward-Looking Information” in Blockbuster’s quarterly report on Form 10-Q for the quarter ended March 31, 2005.

# # #

Contact:	Press
Karen Raskopf
Senior Vice President, Corporate Communications
(214) 854-3190
or
Randy Hargrove
Director, Corporate Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations
(214) 854-3863
or
Angelika Torres
Director, Investor Relations
(214) 854-4279

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BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		Restated		Restated
Revenues:
Base rental revenues	$999.5	$917.0	$2,075.0	$1,892.9
Extended viewing fee revenues	20.9	159.0	50.7	334.1

Total rental revenues	1,020.4	1,076.0	2,125.7	2,227.0
Merchandise sales	360.4	323.2	786.3	654.1
Other revenues	17.8	22.0	35.5	43.2

	1,398.6	1,421.2	2,947.5	2,924.3

Cost of sales:
Cost of rental revenues	343.3	297.5	700.7	622.2
Cost of merchandise sold	284.5	252.3	612.2	507.1

	627.8	549.8	1,312.9	1,129.3

Gross profit	770.8	871.4	1,634.6	1,795.0

Operating expenses:
General and administrative	705.3	685.4	1,464.7	1,369.8
Advertising	55.8	44.4	174.8	94.4
Depreciation and amortization of intangibles	68.2	62.3	125.7	123.6

	829.3	792.1	1,765.2	1,587.8

Operating income (loss)	(58.5)	79.3	(130.6)	207.2
Interest expense	(22.0)	(4.0)	(42.8)	(8.6)
Interest income	0.9	0.7	1.9	1.4
Other items, net	(1.3)	(0.4)	(3.1)	(1.0)

Income (loss) before income taxes	(80.9)	75.6	(174.6)	199.0
Provision for income taxes	23.7	(27.0)	59.9	(36.0)

Net income (loss)	$(57.2)	$48.6	$(114.7)	$163.0

Net income (loss) per share:
Basic	$(0.31)	$0.27	$(0.62)	$0.90

Diluted	$(0.31)	$0.27	$(0.62)	$0.90

Weighted average shares outstanding:
Basic	183.7	181.1	183.7	181.0

Diluted	183.7	181.6	183.7	181.8

Cash dividends per common share	$0.02	$0.02	$0.04	$0.04

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2004		2005		2004
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Revenues by Product Line:
Rental revenues:
VHS rental revenues	$46.5	4.6%	$156.5	14.5%	$116.1	5.5%	$357.8	16.1%
VHS EVF revenues	1.3	0.1%	26.9	2.5%	3.1	0.1%	63.1	2.8%
DVD rental revenues	844.5	82.7%	660.0	61.3%	1,743.4	82.0%	1,328.0	59.7%
DVD EVF revenues	17.9	1.8%	114.6	10.7%	43.6	2.1%	234.4	10.5%

Total movie rental revenues	910.2	89.2%	958.0	89.0%	1,906.2	89.7%	1,983.3	89.1%

Game rental revenues	108.5	10.6%	100.5	9.4%	215.5	10.1%	207.1	9.3%
Game EVF revenues	1.7	0.2%	17.5	1.6%	4.0	0.2%	36.6	1.6%

Total game rental revenues	110.2	10.8%	118.0	11.0%	219.5	10.3%	243.7	10.9%

Total rental revenues	$1,020.4	100.0%	$1,076.0	100.0%	$2,125.7	100.0%	$2,227.0	100.0%

Merchandise sales:
VHS sales	$4.5	1.2%	$5.8	1.8%	$11.1	1.4%	$12.7	1.9%
DVD sales	126.1	35.0%	138.9	43.0%	295.0	37.5%	278.9	42.7%

Total movie sales	130.6	36.2%	144.7	44.8%	306.1	38.9%	291.6	44.6%
Game sales	145.9	40.5%	93.4	28.9%	307.0	39.1%	187.2	28.6%
General merchandise sales	83.9	23.3%	85.1	26.3%	173.2	22.0%	175.3	26.8%

Total merchandise sales	$360.4	100.0%	$323.2	100.0%	$786.3	100.0%	$654.1	100.0%

Note:   Certain prior period amounts have been reclassified to conform to current period presentation.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Same-store Revenues Data:
Worldwide same-store revenues decrease	(4.7)%	(2.9)%	(2.5)%	(5.1)%
Domestic same-store revenues decrease	(5.5)%	(4.6)%	(4.1)%	(7.5)%
International same-store revenues (decrease) increase	(2.9)%	1.9%	1.2%	2.4%

Margin:
Rental margin	66.4%	72.4%	67.0%	72.1%
Merchandise margin	21.1%	21.9%	22.1%	22.5%
Gross margin	55.1%	61.3%	55.5%	61.4%

Cash Flow Data:		Restated		Restated
Net cash flow provided by operating activities	$164.7	$268.8	$275.6	$462.3
Net cash flow used in investing activities	$(284.0)	$(260.9)	$(543.3)	$(487.3)
Net cash flow (used) in/provided by financing activities	$115.0	$(21.2)	$80.4	$(87.4)

Capital Expenditures	$41.1	$63.4	$79.5	$116.2

	June 30, 2005	December 31, 2004	June 30, 2004
Cash and cash equivalents	$138.7	$330.3	$123.2
Merchandise inventories	$412.2	$516.6	$408.2
Rental library	$491.2	$457.6	$365.3
Accounts payable	$549.4	$721.8	$488.4
Total debt (including capital lease obligations)	$1,236.6	$1,145.2	$145.9

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:
	Six Months Ended June 30,
	2005	2004
Domestic Company-Operated Stores:
Beginning	4,708	4,579
Net additions	1	81

Ending	4,709	4,660

International Company-Operated Stores:
Beginning	2,557	2,526
Net additions	21	(6)

Ending	2,578	2,520

Franchised Stores:
Beginning	1,829	1,762
Net additions	3	32

Ending	1,832	1,794

Total Stores Worldwide:
Beginning	9,094	8,867
Net additions	25	107

Ending	9,119	8,974

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions, and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income (loss) and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by activities to free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		Restated		Restated
Net cash flow provided by operating activities	$164.7	$268.8	$275.6	$462.3

Adjustments to reconcile net cash flow provided by operating activities to free cash flow:
Rental library purchases	(242.3)	(182.4)	(462.9)	(355.7)
Capital expenditures	(41.1)	(63.4)	(79.5)	(116.2)

Free cash flow	$(118.7)	$23.0	$(266.8)	$(9.6)

The following table provides a reconciliation of net income (loss) to free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		Restated		Restated
Net income (loss)	$(57.2)	$48.6	$(114.7)	$163.0

Adjustments to reconcile net income (loss) to free cash flow:
Depreciation and amortization of intangibles	68.2	62.3	125.7	123.6
Non-cash share-based compensation expense, net of tax benefit	11.3	—	21.4	—
Capital expenditures	(41.1)	(63.4)	(79.5)	(116.2)
Rental library purchases, net of rental amortization	(16.4)	(3.9)	(12.1)	15.7
Changes in working capital	(53.6)	(57.8)	(129.2)	(233.7)
Changes in deferred taxes and other	(29.9)	37.2	(78.4)	38.0

Free cash flow	$(118.7)	$23.0	$(266.8)	$(9.6)

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

For the periods ended December 31, 2004 and June 30, 2005, the Company reports adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted operating income (loss) excluding non-cash share-based compensation pursuant to SFAS No. 123 (revised), Share-Based Compensation (“SFAS 123R”). For the periods ended December 31, 2004 and June 30, 2005, the Company also reports adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted operating income (loss) excluding impairment of goodwill and/or other long-lived assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management believes that because the total amount of the non-cash charges relates primarily to (i) impairment of goodwill associated with Viacom’s acquisition of Blockbuster, (ii) impairment of long-lived assets which are non-recurring in nature and (iii) share-based compensation expense primarily resulting from the adoption of SFAS 123R in the fourth quarter of 2004, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income (loss) excluding these non-cash charges as an internal measure of business operating performance.

Additionally, for the periods ended June 30, 2005, the Company also reports adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted operating income (loss) excluding costs incurred related to the potential acquisition of Hollywood Entertainment Corporation and severance costs incurred for a reduction-in-force. Management believes that because these items are non-recurring in nature, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income (loss) excluding these non-recurring items as an internal measure of business operating performance.

For the year ended December 31, 2004 and the six months ended June 30, 2004, the Company reports adjusted net income and adjusted net income per diluted share excluding the recognition of a tax benefit resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000. Management believes that because this item is non-recurring in nature, adjusting the Company’s financial results to exclude this amount provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income excluding these non-recurring items as an internal measure of business operating performance.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2004
	2005	2004	2005	2004
		Restated		Restated
Reconciliation of adjusted net income (loss):
Net income (loss)	$(57.2)	$48.6	$(114.7)	$163.0	$(1,248.8)

Adjustments to reconcile net income (loss) to adjusted net income:
Resolution of federal income tax audit	—	—	—	(37.1)	(37.1)
Non-cash share-based compensation expense, net of tax	6.2	—	13.3	—	11.4
Costs incurred for the potential acquisition of Hollywood Entertainment Corporation, net of tax	—	—	7.7	—	—
Impairment of goodwill and other long-lived assets, net of tax	6.4	—	6.4	—	1,419.8
Severance costs incurred for reduction-in-force, net of tax	4.4	—	5.6	—	—

Adjusted net income (loss)	$(40.2)	$48.6	$(81.7)	$125.9	$145.3

Adjusted net income (loss) per diluted share	$(0.22)	$0.27	$(0.44)	$0.69	$0.80

Weighted average shares outstanding—diluted	183.7	181.6	183.7	181.8	181.2

Reconciliation of adjusted operating income (loss):
Operating income (loss)	$(58.5)	$79.3	$(130.6)	$207.2	$(1,253.2)
Non-cash share-based compensation expense	11.4	—	21.5	—	17.0
Costs incurred for the potential acquisition of Hollywood Entertainment Corporation	—	—	12.6	—	—
Impairment of goodwill and other long-lived assets	9.2	—	9.2	—	1,504.4
Severance costs incurred for reduction-in-force	7.2	—	9.2	—	—

Adjusted operating income (loss)	$(30.7)	$79.3	$(78.1)	$207.2	$268.2